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                      June 17, 2022

       Jeffrey J. Guzy
       Chief Executive Officer and Director
       CoJax Oil and Gas Corporation
       3033 Wilson Blvd, Suite E-605
       Arlington, VA 22201

                                                        Re: CoJax Oil and Gas
Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed May 14, 2021
                                                            File No. 333-232845

       Dear Mr. Guzy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation